Exhibit 10.3

CDI Corp.

Stock Purchase Plan for Management Employees and Non-Employee Directors

Article 1. General Description

The CDI Corp. Stock Purchase Plan for Management Employees and Non-Employee Directors (the “Plan”) provides designated management employees and non-employee members of the Company’s Board of Directors with the opportunity to purchase the Common Stock of CDI Corp. on a pre-tax basis. In addition, many Participants will be eligible to receive an additional contribution of Common Stock from the Company.

Under the Plan, management employees use a portion of their Annual Bonus Awards and non-employee directors use a portion of their Directors’ Fees to purchase “units”, each of which represents one share of Common Stock. After a Vesting Period elapses, a number of shares of Common Stock equal to the number of “units” which have vested will be delivered to the Participant.

Article 2. Purpose

The purpose of this Plan is to provide an effective method of compensating selected management employees and non-employee directors of the Company, to align the interests of such individuals with the interests of the Company’s shareholders and, accordingly, provide financial rewards which will allow the Company to (i) attract and retain management personnel and non-employee directors of outstanding ability, (ii) strengthen the Company’s capability to develop and maintain a highly-skilled and motivated management team and Board of Directors, (iii) provide an effective means for selected management employees and non-employee directors to acquire and maintain ownership of Common Stock, (iv) motivate selected management employees to achieve long-range performance goals and objectives and (v) provide incentive compensation opportunities competitive with those of other major corporations.

Article 3. Definitions

The following terms, as used herein, shall have the meanings set forth below, unless a different meaning is clearly required by the context:

3.1 “Annual Bonus Award” means an incentive payment made pursuant to the management bonus program applicable to an Eligible Employee of the Company.

3.2 “Board” means the Board of Directors of CDI Corp.

3.3 “Cause” shall be deemed to exist, with respect to a Director Participant, only if the Board determines, in accordance with the Company’s by-laws, that grounds exist for the removal of the Director. With respect to an Employee Participant, Cause shall have the same meaning as is set forth in his or her employment agreement with the Company. If there is no such agreement, then Cause shall mean any of the following:

(i) rendering services while under the influence of alcohol or illegal drugs;

(ii) performing any act of dishonesty, other than an act with immaterial consequences, in rendering services to the Company, including, without regard to materiality, falsification of records, expense accounts or other reports;

(iii) conviction, whether by judgment or plea, of any crime which constitutes a felony or which constitutes a misdemeanor involving violence, fraud, embezzlement, or theft;

(iv) violation of any law or agreement which results in the entry of a judgment or order enjoining or preventing the Employee Participant from such activities as are essential for the Employee Participant to perform services for the Company;

(v) violation of any of the Company’s policies which provide for termination of employment as a possible consequence of such violation;

(vi) engaging in conduct which is injurious (other than to an immaterial extent) to the Company;

(vii) the Company’s receipt of reliable information from any source of the Employee Participant entering into or intending to enter into competition with the Company; or

(viii) refusal to perform such duties as may be delegated or assigned to the Employee Participant, consistent with the Employee Participant’s position, by his or her supervisor.

3.4 “Code” means the Internal Revenue Code of 1986, as amended.

3.5 “Committee” means the Compensation Committee of the Board of Directors of CDI Corp. or its successor.

3.6 “Common Stock” means the common stock, par value of $0.10, of CDI Corp.

3.7 “Company”, as the context requires, means CDI Corp., CDI Corp. and its Subsidiaries or the individual Subsidiary of CDI Corp. that employs an Eligible Employee. As applied to Director Participants, Company shall mean only CDI Corp.

3.8 “Director’s Fees” means retainer fees paid by the Company in any Director Year to a non-employee member of the Board.

3.9 “Director Participant” means an Eligible Director who has purchased SPP Units pursuant to Article 5 of the Plan.

3.10 “Director Year” means the one year period between consecutive annual meetings of the shareholders of the Company.

3.11 “Disability” means a physical, mental or other impairment within the meaning of section 22(e)(3) of the Code.

3.12 “Effective Date” means, originally January 1, 1998.

3.13 “Eligible Director” means any Independent Director, who has been designated as eligible to participate in the Plan by the Committee.

3.14 “Eligible Employee” means an employee of the Company, including a member of a group of employees identified by job classification, who has been designated as eligible to participate in the Plan by the Committee.

3.15 “Employee Participant” means an Eligible Employee who has purchased SPP Units pursuant to Article 4 of the Plan.

3.16 “Fair Market Value” means the closing price of actual sales of Common Stock on the New York Stock Exchange composite tape on a given date or, if there are no such sales on such date, the closing price of Common Stock on such Exchange on the last preceding date on which there was a sale.

3.17 “Fiscal Year” means the fiscal year of the Company, which ends each December 31.

3.18 “Independent Director” means any member of the Board of Directors of CDI Corp., who is not an employee of the Company.

3.19 “Outside Director” means an Independent Director who meets the definition of an “outside director” under Treasury Regulation § 1.162-27(e)(3) and who is independent of the Company within the meaning of applicable New York Stock Exchange rules.

3.20 “Participant” means an Employee Participant or Director Participant.

3.21 “Personal Representative” means the person or persons who, upon the death or Disability of a Participant, shall have acquired, by will or by the laws of descent and distribution or by other legal proceedings, the right to any SPP Unit or underlying share of Common Stock.

3.22 “Plan” means the Stock Purchase Plan for Management Employees and Non-Employee Directors.

3.23 “Retirement” means an Employee Participant’s leaving the employ of the Company:

(i) on or after the date on which the Participant attains 60 years of age and 20 years of service, or 62 years of age and 15 years of service, or 65 years of age and 5 years of service; or

(ii) on such earlier date as may be approved by the Committee in its sole discretion.

3.24 “SPP Account” means the account maintained for a Participant on the books of the Company in which is recorded, as necessary under the Plan, all information related to purchases of SPP Units under the Plan.

3.25 “SPP Unit” means a book entry unit that is entered in a Participant’s SPP Account representing a right to one share of Common Stock upon the satisfaction of the Vesting Period applicable to such SPP Unit and upon the satisfaction of any other conditions which the Committee may deem advisable.

3.26 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company (or any subsequent parent of the Company) if each of the corporations other than the last corporation in the unbroken chain owns 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.27 “Vesting Period” means that period of time which must elapse following a Participant’s purchase of an SPP Unit, or the Company’s matching contribution of an SPP Unit, before Common Stock is issued in exchange for such SPP Units.

Article 4. Employee Participation

An Eligible Employee participates in the Plan by using a portion of his or her Annual Bonus Award to purchase SPP Units. Participation is either mandatory or voluntary.

4.1 Mandatory Participation.

(i) In General. Certain Eligible Employees designated by the Committee, in accordance with procedures established by the Committee, no later than December 31 of the calendar year preceding the calendar year during which services are to be performed with respect to such Eligible Employees’ Annual Bonus Awards, are required to purchase SPP Units and shall automatically have 25%, or such other percentage as the Committee shall determine at the time of such designation, of the pre-tax amount of their Annual Bonus Awards withheld and used to purchase SPP Units.

(ii) First Year of Eligibility. Notwithstanding the foregoing, with respect to an Eligible Employee’s first year of eligibility only, the Committee may designate an Eligible Employee for mandatory participation (as described in subsection (i) above), on any date during the calendar year in which services are to be performed with respect to such Eligible Employee’s Annual Bonus Award, but no later than 30 days after the date such Eligible Employee first becomes eligible to participate in the Plan. Such mandatory participation shall only apply with respect to compensation paid for services performed after the Committee designates such Eligible Employee for mandatory participation pursuant to this Section.

(iii) For purposes of this Section 4.1, effective December 31, 2008 and thereafter, any designation made by the Committee regarding an Eligible Employee’s mandatory participation pursuant to this Section 4.1 shall renew and be effective without any action required by the Committee for each succeeding year, unless modified by the Committee no later than December 31 of the calendar year preceding the year in which such modified, or eliminated, mandatory participation is to be effective. The Committee’s designation or renewed designation, if applicable, of an Eligible Employee’s mandatory participation for a calendar year shall be irrevocable.

4.2 Voluntary Participation. Any Eligible Employee (including any Eligible Employee designated to participate on a mandatory basis pursuant to Section 4.1) may participate on a voluntary basis by electing pursuant to Section 4.5 to have up to 25%, or such other maximum percentage as the Committee may determine, of the pre-tax amount of his or her Annual Bonus Award withheld and used to purchase SPP Units. For those Eligible Employees described in Section 4.1, this amount is in addition to the automatic, required withholding described in Section 4.1.

4.3 Company Matching Contributions. Unless otherwise determined by the Committee, the Company shall make a matching contribution to an Employee Participant’s SPP Account of one SPP Unit for every three SPP Units purchased by the Employee Participant through voluntary participation pursuant to Section 4.2, but shall not match SPP Units purchased through mandatory participation pursuant to Section 4.1.

4.4 Calculation of SPP Units and Crediting of SPP Accounts. The number of SPP Units which shall be credited to an Employee Participant’s SPP Account shall be calculated by dividing the total amount withheld pursuant to Sections 4.1 and 4.2 above, by the Fair Market Value of a share of Common Stock on the date the Employee Participant’s SPP Account is credited. Employee Participants’ SPP Accounts shall be so credited as soon as is practicable following the public release of the Company’s audited financial results for the Fiscal Year for which the applicable Annual Bonus Award is being calculated.

4.5 Employee Participant Elections.

(i) In General. An Eligible Employee must notify the Committee by such time as the Committee determines, which shall be no later than December 31 of the year preceding the year during which services are performed with respect to such Eligible Employee’s Annual Bonus Award, of the percentage of such Annual Bonus Award that such Eligible Employee voluntarily elects to use to purchase SPP Units pursuant to Section 4.2, if any, and the number of years that such Eligible Employee elects to have in the Vesting Period for SPP Units to be purchased pursuant to Sections 4.1 and/or 4.2.

(ii) First Year of Eligibility. Notwithstanding the foregoing, with respect to an Eligible Employee’s first year of eligibility only, such Eligible Employee may make an election described in subsection (i) above during the calendar year in which services are to be performed with respect to such Eligible Employee’s Annual Bonus Award, but no later than 30 days after the date such Eligible Employee first becomes eligible to participate in the Plan. Such election shall only apply with respect to compensation paid for services performed after the election date.

(iii) If an Eligible Employee fails to make such an election, the Eligible Employee shall be deemed to have elected not to make any voluntary purchases of SPP Units for that year and to have elected a three year Vesting Period for any SPP Units involuntarily purchased pursuant to Section 4.1. An Eligible Employee’s election to voluntarily purchase SPP Units pursuant to Section 4.2 and election of a Vesting Period pursuant to Section 6.1 for a calendar year shall be irrevocable.

Article 5. Director Participation

An Eligible Director participates in the Plan by using a portion of his or her Director’s Fees to purchase SPP Units. Participation is either mandatory or voluntary.

5.1 Mandatory Participation.

(i) In General. Certain Eligible Directors designated by the Board, in accordance with procedures established by the Board, no later than December 31 of the calendar year preceding the Director Year during which services are to be performed with respect to such Eligible Director’s Director’s Fees, are required to purchase SPP Units and shall automatically have a percentage, determined by the Board at the time of such designation, of the pre-tax amount of their Director’s Fees withheld and used to purchase SPP Units.

(ii) First Year of Eligibility. Notwithstanding the foregoing, with respect to an Eligible Director’s first year of eligibility only, the Board may designate an Eligible Director for mandatory participation (as described in subsection (i) above), on any date during the calendar year in which services are to be performed with respect to such Eligible Director’s Director’s Fees, but no later than 30 days after the date such Eligible Director first becomes eligible to participate in the Plan. Such mandatory participation shall only apply with respect to compensation paid for services performed after the Board designates such Eligible Director for mandatory participation pursuant to this Section.

(iii) For purposes of this Section 5.1, effective December 31, 2008 and thereafter, any designation made by the Board regarding an Eligible Director’s mandatory participation pursuant to this Section 5.1 shall renew and be effective without any action required by the Board for each succeeding year, unless modified by the Board no later than December 31 of the calendar year preceding the year in which such modified, or eliminated, mandatory participation is to become effective. The Board’s designation or renewed designation, if applicable, of an Eligible Director’s mandatory participation for a calendar year shall be irrevocable.

5.2 Voluntary Participation. Any Eligible Director (including any Eligible Director designated to participate on an involuntary basis pursuant to Section 5.1) may participate on a voluntary basis by electing pursuant to Section 5.5 to have up to 100% (or such lesser amount of Director’s Fees remaining available as a result of such Eligible Director’s having been designated to participate pursuant to Section 5.1) of the pre-tax amount of their Director’s Fees withheld and used to purchase SPP Units.

5.3 Company Matching Contributions. Unless otherwise determined by the Board, the Company shall make a matching contribution to a Director Participant’s SPP Account of one SPP Unit for every three SPP Units purchased by the Director Participant through voluntary participation pursuant to Section 5.2, but shall not match SPP Units purchased through mandatory participation pursuant to Section 5.1.

5.4 Calculation of SPP Units and Crediting of SPP Accounts. The number of SPP Units that shall be credited to a Director Participant’s SPP Account shall be calculated by dividing the total amount withheld pursuant to Sections 5.1 and 5.2 above, by the Fair Market Value of a share of Common Stock on the date the Director Participant’s SPP Account is credited.

5.5 Eligible Director Elections.

(i) An Eligible Director must notify the Board by such time as the Board determines, which shall be no later than December 31 of the calendar year preceding the Director Year during which services will commence with respect to such Eligible Director’s Director’s Fees, of the percentage of such Director’s Fees that the Eligible Director voluntarily elects to use to purchase SPP Units pursuant to Section 5.2, if any, and the number of years that the Eligible Director elects to have in the Vesting Period for SPP Units to be purchased pursuant to Sections 5.1 and/or 5.2.

(ii) First Year of Eligibility. Notwithstanding the foregoing, with respect to an Eligible Director’s first year of eligibility only, such Eligible Director may make an election described in subsection (i) above during the calendar year in which services are to be performed with respect to such Eligible Director’s Director’s Fees, but no later than 30 days after the date such Eligible Director first becomes eligible to participate in the Plan. Such election shall only apply with respect to compensation paid for services performed after the election date.

(iii) If the Eligible Director fails to make such an election, the Eligible Director shall be deemed to have elected not to make any voluntary purchases of SPP Units for the following Director Year and to have elected a three year Vesting Period for any SPP Units involuntarily purchased pursuant to Section 5.1. An Eligible Director’s election to voluntarily purchase SPP Units pursuant to Section 5.2 and election of a Vesting Period pursuant to Section 6.1 for the following Director Year shall be irrevocable.

Article 6. Vesting

6.1 All SPP Units purchased or contributed to a Participant’s SPP Account for a particular year shall be subject to a Vesting Period of from three to ten years, as chosen by the Participant. A Vesting Period chosen for a particular year’s SPP Units shall be applicable to all SPP Units acquired for that year and shall run from the date the SPP Units are credited to the Participant’s SPP Account.

6.2 When a Vesting Period elapses, a certificate for a number of shares of Common Stock equal to the number of SPP Units which were subject to the elapsed Vesting Period shall be delivered to the Participant, and the SPP Units shall be cancelled.

6.3 If a Participant’s employment or service with the Company terminates before the Vesting Period applicable to any SPP Unit has elapsed, the following shall apply:

(i) If the termination occurs less than three years after the SPP Units are credited to the Participant’s SPP Account and is by the Company for Cause or as a result of the Participant’s resignation (except for Retirement), the Participant shall receive, in cash and not Common Stock, the lesser of the total amounts withheld pursuant to Sections 4.1 and 4.2, or Sections 5.1 and 5.2, as applicable, or the then Fair Market Value of the Common Stock. Any SPP Units credited pursuant to Sections 4.3 and 5.3 shall be forfeited.

(ii) If the termination occurs for any reason more than three years after the SPP Units are credited to the Participant’s SPP Account, then the unvested SPP Units shall immediately vest and a number of shares of Common Stock equal to the number of such SPP Units shall be delivered to the Participant or his or her Personal Representative.

(iii) If the termination occurs at any time after the SPP Units are credited to the Participant’s SPP Account due to the Participant’s Retirement or Disability or for any other reason other than Cause or the Participant’s resignation, then the unvested SPP Units shall immediately vest and a number of shares of Common Stock equal to the number of such SPP Units shall be delivered to the Participant or his or her Personal Representative. (For this purpose, a Director’s choice not to stand for re-election as a Director shall be treated as a Retirement.)

Article 7. Dividends

No dividends shall be payable hereunder with respect to any SPP Unit. In lieu thereof, at such time as SPP Units become vested hereunder, the Participant’s SPP Account will be credited with that number of additional whole shares of Common Stock that can be purchased (based on the Fair Market Value of Common Stock when the SPP Units vest) with the sum of the dividends that would have been paid with respect to an equal number of shares of Common Stock between the grant date of such SPP Units and the date on which those SPP Units vest.

Article 8. Stock Ownership Requirements

Certain Participants in the Plan shall be required to adhere to the common stock ownership requirements specified from time to time by CDI Corp., a copy of which shall be delivered to each such Participant.

Article 9. Administration

9.1 General. The Committee shall administer the Plan. The Committee shall be composed entirely of persons who are Outside Directors.

9.2 Powers of Committee. The Committee shall have all necessary powers to administer the Plan including, without limitation, the power to:

(i) interpret the Plan, adopt regulations for carrying out the Plan, and make changes in such regulations as it shall, from time to time, deem advisable; and

(ii) designate, in its sole discretion, Eligible Employees as Participants in the Plan.

9.3 Plan Interpretation. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned.

9.4 Responsibilities and Reports. The Committee may, pursuant to a written instruction, delegate specific duties and responsibilities to other named persons; provided, however, that any such delegation may not violate or otherwise contravene any requirement of applicable law. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports that are furnished by any accountant, controller, counsel, or other person who is employed or engaged for such purposes.

Article 10. Effective Date, Termination and Amendment of Plan

The Plan originally became effective January 1, 1998. The Board shall have the power to amend, suspend or terminate the Plan at any time, provided that no such amendment shall be made without stockholder approval which shall (i) increase (except as provided in Section 11.3) the total number of shares available for issuance pursuant to the Plan; (ii) change the individuals eligible to be Participants; or (iii) change the provisions of this Article 10. Termination of the Plan pursuant to this Article 10 shall not affect SPP Units outstanding under the Plan at the time of termination.

Article 11. General Provisions

11.1 Limits as to Transferability. SPP Units may not be pledged, assigned, transferred or otherwise hypothecated, except by will or by the laws of descent and distribution, and any attempt to do so shall be void and the relevant SPP Units shall be forfeited.

11.2 Shares Available Under the Plan. A total of 575,000 shares of Common Stock, subject to adjustment in accordance with Section 11.3, shall be available for issuance under the Plan with respect to all SPP Units granted hereunder, including those granted before the date of this amendment and restatement. The Common Stock to be offered under the Plan shall be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. When SPP Units are granted, the number of shares of Common Stock subject to such Units shall be reserved for issuance out of the shares of Common Stock remaining available for issuance under the Plan.

11.3 Adjustments Upon Changes in Capitalization. In the event of a reorganization, recapitalization, stock split, spin-off, split-off, split-up, stock dividend, issuance of stock rights, combination of shares, merger, consolidation or any other change in the corporate structure of the Company affecting Common Stock, or any distribution to stockholders other than a cash dividend, the Board shall make appropriate adjustment in the number and kind of shares authorized by the Plan and any other adjustments to outstanding SPP Units as it determines appropriate. No fractional shares of Common Stock shall be issued pursuant to such an adjustment. The Fair Market Value of any fractional shares resulting from adjustments pursuant to this Section shall, where appropriate, be paid in cash to the Participant.

11.4 Nonuniform Determinations. The Committee’s determinations under the Plan, including without limitation, the determination of Eligible Employees, need not be uniform and may be made by it selectively among Participants whether or not such Participants are similarly situated.

11.5 No Right to Employment or Continued Service. Nothing contained in the Plan, or any SPP Unit granted pursuant to the Plan, shall confer upon any Employee any right with respect to continuance of employment by the Company, nor interfere in any way with the right of the Company to terminate the employment of any Employee at any time.

11.6 Employment Transfers. For purposes of this Plan, a transfer of employment between the Company and a Subsidiary of the Company shall not be deemed a termination of employment.

11.7 Tax Withholding. Participants shall be responsible for making appropriate provisions for all taxes, including, without limitation, federal, state, local or foreign income or payroll taxes, required by law to be withheld in connection with the delivery of shares of Common Stock or other payment pursuant to this Plan.

(i) Delivery of Payment. No delivery of Common Stock or other payment under this Plan shall be made unless the Participant entitled to such delivery or payment has made appropriate provisions in accordance with this Section 11.7, within 60 days of first becoming entitled to such delivery or payment. Failure by a Participant to make such provision within that 60 day period shall constitute agreement by the Participant to have the Company withhold from the delivery or payment otherwise to be made hereunder, that number of shares of Common Stock that has a Fair Market Value, on the date of delivery or payment, equal to the Participant’s tax obligation. Any dividend payable with respect to shares of Common Stock withheld by the Company pursuant to the provisions of this Section 11.7 (for example a dividend paid with respect to shares having a record date for such dividend within the 60 day period described herein) shall be withheld and applied to the Participant’s withholding obligation either directly or by way of reimbursement to the Company for any such payment.

(ii) Dividends. All dividends or other cash payments to be made to any Participant under this Plan shall be paid net of any required withholdings as described in this Section 11.7.

11.8 Governing Law. To the extent that Federal laws (such as the Securities Exchange Act of 1934, the Code or the Employee Retirement Income Security Act of 1974) do not control, the Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the Commonwealth of Pennsylvania, without reference to the principles of conflict of laws thereof, and construed accordingly.

11.9 Funding; Unsecured Status. The Company shall not be required to segregate or hold separately from its general assets any amounts credited to a Participant’s SPP Account, and shall be under no obligation whatsoever to fund in advance any amounts under the Plan. The right of a Participant to receive any amounts or shares of Common Stock under the Plan shall be an unsecured claim against the general assets of the Company.

11.10 Shareholder Rights and Privileges. Except as specifically provided herein, with respect to the right to vote or to receive dividends, a Participant shall have no rights as a shareholder with respect to any shares of

Common Stock until the issuance of a stock certificate, or equivalent entry on the books of the Company’s transfer agent, to the Participant representing such shares.

11.11 Compliance with Code Section 409A. Notwithstanding any provision of the Plan to the contrary, if (i) a Participant is entitled to receive any payment under the Plan by reason of his ‘separation from service’ (as such term is defined in Code Section 409A) other than as a result of his death, (ii) the Participant is a ‘specified employee’ within the meaning of Code Section 409A for the period in which the payment would otherwise be made, and (iii) such payment would otherwise subject the Participant to any tax, interest or penalty imposed under Code Section 409A (or any regulation promulgated thereunder) if such payment would be made within six months of a termination of the Participant’s employment, then such payment shall not be made until the first day which is at least six months after the termination of the Participant’s employment.